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                                                                     EXHIBIT 8.1


     [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]





                                                                 January 5, 2000



Wit Capital Group, Inc.
826 Broadway
New York, New York 10003

Ladies and Gentlemen:

         We have acted as counsel to Wit Capital Group, Inc., a Delaware corporation ("Wit"), in connection with the proposed merger (the "Merger") of W/S Merger Corp. ("W/S"), a newly formed Delaware corporation and wholly owned subsidiary of Wit, with and into SoundView Technology Group, Inc., a Delaware corporation ("SoundView"), pursuant to the Agreement and Plan of Merger, dated as of October 31, 1999, by and among Wit, SoundView and W/S (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         This opinion is being furnished to you pursuant to the provisions of
Section 9.1(i) of the Merger Agreement.

         In rendering our opinion set forth below, we have examined and, with the consent of Wit, SoundView and W/S, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") filed on January 5, 2000 with the Securities and Exchange Commission, and such other documents and corporate records


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Wit Capital Group, Inc.
January 5, 2000
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as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Wit, SoundView and W/S including representations and covenants set forth in letters from Wit, SoundView and W/S dated the date hereof (the "Tax Certificates").

         In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Wit, SoundView and W/S. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Wit, SoundView and W/S (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates)and we have assumed that such facts, information, covenants, representations and warranties are true without regard to any qualification as to knowledge and belief. Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

         We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

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Wit Capital Group, Inc.
January 5, 2000
Page 3


         In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions may not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

         Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law:

         (1) The Merger will qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code;

         (2) Each of Wit, SoundView and W/S will be a party to such "reorganization" within the meaning of Section 368(b) of the Code; and

         (3) No gain or loss will be recognized by a stockholder of SoundView as a result of the conversion of shares of SoundView common stock into shares of Wit common stock pursuant to the Merger (except with respect to cash received in lieu of fractional share interests). Gain (but not loss) will be recognized with respect to the conversion of shares of SoundView common stock into the right to receive cash pursuant to Section 4.1(b) of the Merger Agreement.

         Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effec-

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Wit Capital Group, Inc.
January 5, 2000
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tive Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.


         This opinion is for the benefit of Wit pursuant to the provisions of
Section 9.1(i) of the Merger Agreement, and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose.

         The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP